EXHIBIT 99.2

Contacts
DASAN Zhone Investor Relations:	DASAN Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 760.814.8194
Fax: +1 510.777.7001	E: carla.vallone@portavocepr.com
E: investor-relations@zhone.com

DASAN Zhone Announces Receipt of Letter from Nasdaq Regarding Non-Compliance

Oakland, Calif., Sept. 12, 2016 – DASAN Zhone Solutions, Inc. (formerly known as Zhone Technologies, Inc.) (NASDAQ: DZSI), a global leader in fiber access transformation for enterprise and service provider networks, today announced that on September 6, 2016, it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the company that it was not in compliance with the periodic filing requirements for continued listing set forth in Rule 5250(c)(1) of the Nasdaq Marketplace Rules because its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2016 had not yet been reviewed by the company’s independent registered public accounting firm. As previously disclosed, the company’s interim unaudited financial statements as of and for the three and six months ended June 30, 2016 were not reviewed by an independent registered public accountant pursuant to the Public Company Accounting Oversight Board’s AU 722, Interim Financial Information, as required by Rule 10-01(d) of Regulation S-X. The company filed Amendment No. 2 on Form 10-Q/A with the SEC on September 7, 2016 to, among other matters, indicate that the company’s independent registered public accounting firm has now reviewed the company’s interim unaudited financial statements as of and for the three and six months ended June 30, 2016, and Nasdaq has confirmed that the company has now regained compliance with the periodic filing requirements for continued listing set forth in Rule 5250(c)(1) of the Nasdaq Marketplace Rules.

About DASAN Zhone
DASAN Zhone Solutions, Inc. (formerly known as Zhone Technologies, Inc.) (NASDAQ: DZSI) is a global leader in fiber access transformation for service provider and enterprise networks, serving more than 750 of the world's most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future today, supporting end-to-end Voice, Data, Entertainment, Social Media, Business, Mobile Backhaul and Mobility service. DASAN Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. DASAN Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.